Exhibit 10.2

2007 Employee Stock Option Plan of Cgen Digital Media Co., Ltd.

I. PURPOSE OF THIS PLAN

The purpose of this Plan is:

1. To attract and maintain the best personnel for important positions of the Company and its affiliates.

2. To provide an extra incentive for the Employees, officers and Consultants and to promote the business of the Company.

This Plan also applies to stock purchase right.

II. DEFINITIONS

Compensation Committee	The compensation committee of the Board, which implements this Plan pursuant to Section IV below.

Proper Law	The rules of the stock exchange, where the Ordinary Shares are listed on or exchanged in, or its quotation system with respect to the implementation of stock option plan and the proper laws of the country or the district where the option or the stock purchase is granted according to this Plan.

Board	The board of Directors of the Company.

Committee	The committee composed by the Directors appointed by the Board pursuant to Section IV below.

Company	Cgen Digital Media Co., Ltd.

Consultant	Any person employed by the Company or any of its Parent Company or Subsidiaries to provide consulting or suggestion services.

Director	The member of the Board.

Disability	Any overall and permanent forfeit of ability which prevents the Service Provider from continually providing services with such qualification.

Employee	Any person employed by the Company or any of its Parent Company or Subsidiaries, including but not limited to the Directors. A Service Provider shall still be deemed as an employee if he/she is: absent from his/her duty with the Company’s approval; or transferred within the business location of the Company, or among the Company and its Parent Company, any Subsidiaries or successor.

Reasonable Market Price

The price of the Ordinary Shares determined in the following manner at any time:

1.      if the Ordinary Shares are listed on or publicly exchanged in any exist stock exchange or national market system, its reasonable market price shall be the final exchange price (or the final offer price if there is no exchange price), which is published on the Wall Street Journal (or known by the Compensation Committee through other reliable methods), of such shares on such stock exchange or exchange system on the market exchange day immediately before the day the reasonable market price is determined.

2.      if the Ordinary Shares is periodically quoted by the securities dealer recognized by the consigner and the exchange price is not published, the reasonable market price shall be the average of the highest and the lowest offer price on the market exchange day immediately before the day the reasonable market price is determined; or in the event that there is no circulation market for the Ordinary Shares, the reasonable market price shall be determined by the Compensation Committee in good faith after consulting the appropriate legal and accounting experts.

Option	The option granted to purchase the shares pursuant to this Plan.

Option Agreement	The written or electronic agreement between the Company and the Option Holder to certify the terms and conditions of the personal options granted. The Option Agreement shall be subject to the terms and conditions under this Plan.

Option Exchange Arrangement	The Option to be exercised is exchanged to another option at a lower exercise price.

Optioned Shares	The Ordinary Shares which are in connection with the Option or the Stock Purchase Right.

Option Holder	The owner of the granted Option or Stock Purchase Right under this Plan.

Ordinary Shares	The ordinary shares of the Company.

Parent Company	Any entity which holds, directly or indirectly, at least 50.1% voting right of the Company.

Subsidiary	Any entity of which at lease 50.1% voting right is held, directly or indirectly, by the Company.

Plan	This Employee Stock Option Plan.

Transfer Restricted Shares	Ordinary Shares acquired from the Stock Purchase Right granted pursuant to Section XI below.

Securities Law	Any stock exchange laws and their amendments within the district under jurisdiction.

Service Provider	Employee, Director or Consultant.

Share	One or more of the Ordinary Shares adjusted according to Section XII below.

Stock Purchase Right	The right to purchase the Ordinary Shares pursuant to Section XII below.

Tax Laws	The relevant tax laws (including their amendments) of the district under jurisdiction.

Unless otherwise provided for herein, any term referring to male also refers to female and any singular form defined under this Plan shall also include plural form.

III. STOCKS APPLICABLE TO THIS PLAN

Subject to Section XII hereof, the Option hereunder and the total amount of the Shares sold shall be 9,723,180 at most. Within the valid term of this Plan and when there is any Option or Stock Purchase Right to be exercised, the Company shall always maintain the amount of Shares not less than that is provided herein and keep the Shares authorized and unissued or keep them in stock; or the Company may ensure its ability to fulfill the following obligations in other manner.

If an Option or Stock Purchase Right is expired or terminated for whatsoever reason, becomes not exercisable before it is fully exercised or is exchanged due to an Option Exchange Arrangement, unless this Plan is terminated then, the Shares is not purchased in such cases shall become the Shares with the Option to be granted again or the Shares to be sold in the future in accordance with this Plan. However, in case the Option or the Stock Purchase Right is exercised, such Shares concerned shall not be returned to this Plan and shall not be engaged in the distribution of the Shares in the future pursuant to this Plan. In the event that the Transfer Restricted Shares are purchased back with the original price and cancelled registration by the Company, such Shares (authorized and unissued then) may have the Option to be granted in the future pursuant to this Plan.

IV. IMPLEMENTATION OF THIS PLAN

1. Compensation Committee

This Plan shall be implemented by the Compensation Committee of the Board.

2. The power of the Compensation Committee

Subject to this Plan, the Compensation Committee of the Board shall be entitled to determine the following matters at its sole discretion:

(1) To determine the Reasonable Market Price;

(2) To select the Service Providers to be granted with the Option and the Stock Purchase Right from time to time pursuant to this Plan;

(3) To determine the amount of Shares involved in the interests granted pursuant to this Plan;

(4) To approve the format of the agreements to be used under this Plan;

(5) To determine the terms and conditions of any Option or Stock Purchase Right granted pursuant to this Plan, which include but not limited to exercise price, the time to make the Option or the Stock Purchase Right exercisable (to be determined pursuant to the exercising standard), any waiver of grant acceleration or cancellation of restrictions on the rights and any limitation and restriction of any Option, Stock Purchase Right or relevant Ordinary Shares. In such cases, the Compensation Committee shall be entitled to determine the factors at its sole discretion;

(6) To determine whether and in which cases the Option can be settled with cash instead of Ordinary Shares pursuant to Section IX Paragraph 5 below;

(7) In the event after certain Option is granted the Reasonable Market Price of the Ordinary Shares in connection with such Option is decreased, the exercise price of such Option shall be reduced to the current Reasonable Market Price;

(8) To launch the Option Exchange Arrangement;

(9) To set up, revise and cancel the rules and regulations related to this Plan, including the rules and regulations of the sub-plan set up for observing the favorable tax treatment under foreign Tax Laws;

(10) To allow the Option Holder to require the Company to retain the Shares to be issued when the Option or the Stock Purchase Right is exercised and the Reasonable Market Price of the Shares to be retained shall be equal to the amount of the required withholding tax to fulfill the obligation of withholding tax. The Reasonable Market Price of the Shares to be retained shall be determined when the amount of tax to be contributed is determined. The selection of Share retaining for this purpose by the Option Holder shall comply with the form and condition that is deemed to be necessary and appropriate by the Compensation Committee; and explain the term of this Plan and the rights and interests granted hereby.

V. QUALIFICATION

1. Shares purchase shall be granted to Service Provider, which shall be suggested by the officers and approved by the Board.

2. This Plan and any Option or Shares Purchase Right do not grant any right to the Option Holder with respect to continue the Service Provider relationship between the Option Holder and the Company; this Plan and any Option or Stock Purchase Right shall not affect, in any manner, the right of such Option Holder or the Company to terminate such relationship at any time (with or without reason).

VI. TERM OF THIS PLAN

This Plan shall come into effect when it is adopted by the Board. Unless it is terminated according to Section XIV below, this Plan shall remain valid within a period of eight (8) years.

VII. TERM OF THE OPTION

The term of each Option will be stated in the Option Agreement; however, such term shall not exceed eight (8) years after it is granted. When an incentive Stock Option is granted to a Option Holder and after such grant the voting right of such Option Holder exceeds ten percent (10%) of the voting right of all class of Shares of the Company or any of its Parent Company or Subsidiaries, the term of the Option granted to such Option Holder shall be five (5) years after the Option is granted or a shorter term provided for in the Option Agreement.

VIII. EXERCISE PRICE AND CONSIDERATION OF THE OPTION

1. The exercise price of each Share issued when the Option is exercised shall be determined by the Compensation Committee, but when there is merger and acquisition or other transaction of the Company, the exercise price of each Share may be different from the aforesaid requirement.

2. The consideration to be paid to the Shares issued when the Option is exercised, including the term of payment, shall be determined by the Compensation Committee. Such consideration may include:

(1) Cash;

(2) Checks paid under the instruction of the Company;

(3) Cashier’s Check;

(4) Other Shares which can meet the following requirements: (X) if are acquired before the Option is exercised, shall be held by the Option Holder for more than six (6) months as of the return date, and (Y) on the return date, the Reasonable Market Price of such Shares shall be equal to the total amount of the exercise price of the relevant Shares when the Option is exercised;

(5) Under the Option exercised by the Company with respect to this Plan which may be exercised without cash, the consideration obtained by the Company, or any combination of the aforesaid terms of payment.

When the type of the consideration to be accepted is being determined, the Compensation Committee shall consider if the acceptance of such consideration may be favorable to the Company.

IX. EXERCISE OF THE OPTION

1. The procedure of exercise

Any Option granted hereunder shall be exercised according to the time and condition determined by the Compensation Committee and stated in the Option Agreement and pursuant to the terms hereof. Other than for the Option granted to the Directors and the Consultants, within five (5) years from it is granted, the exercisable Option every year shall not be less than twenty percent (20%). Unless otherwise determined by the Compensation Committee, during the period a Director is absent from his/her position without salary, the Option to be granted pursuant to this Plan shall not be granted. The Option can not be exercised with respect to part of a Share.

When the Company receives the following notice and payment, an Option shall be deemed to have been exercised:

(1) The person who has the right to exercise the Option issues the written or electronic exercise notice according to the Option and make the full payment of the Shares related to the exercise of such Option.

(2) The full payment may include any consideration and term of payment which is authorized by the Compensation Committee and permitted by the Option Agreement and this Plan. The Shares issued when the Option is exercised shall be in the name of the Option Holder (or his/her spouse if requested). Before such Shares are issued (to be certified by appropriate registrations on the books of the Company or its authorized transfer agent), there is no voting right, dividend receiving right or any other shareholder’s right on such Shares, even if the Option has been exercised. The Company shall promptly issue the Shares (or cause them to be issued) after the Option is exercised. Unless is provided for in Section XII below, dividend or other rights which is registered before the issuing date of such Shares will not be adjusted.

2. The termination of the Service Provider’s relationship

If an Option Holder terminates his/her service relationship with the Company within the contract term and is no longer a Service Provider, the Option which has been granted to such Option Holder shall be cancelled immediately after such Option Holder leaves. If the Company terminates the service relationship with the Option Holder, the Option Holder may exercise the Option granted and entitled as of the termination date within the term provided for in the Option Agreement [not less than thirty (30) days], but shall not later than the Option expiration term stated in the Option Agreement. If there is no specific time stated in the Option Agreement, the Option may be exercised within three (3) months after the Option Holder’s Service Provider relationship is terminated. If the Option Holder leaves due to improper reasons, such as is punished by the Company due to breach of laws or the disciplines of the Company or causing magnificent losses to the Company, the Option granted shall be terminated immediately. If the Option Holder is not granted with the right to exercise all the Option as of the termination date, the Shares related to the part of the Option which is not exercisable shall be counted into this Plan again. If the Option Holder is not able to exercise his/her Option within the term determined by the Compensation Committee after the Service Provider relationship is terminated, the Option shall be terminated and the relevant Shares shall be counted into this Plan again.

3. Disability of the Option Holder

If an Option Holder is no longer a Service Provider due to disability, such Option Holder may exercise the Option which has been granted and entitled as of the termination date within the term provided for in the Option Agreement [not less than six (6) months], but shall not later than the Option expiration term stated in the Option Agreement. If there is no specific time stated in the Option Agreement, the Option may be exercised within six (6) months after the Option Holder’s Service Provider relationship is terminated. If the Option Holder is not granted with the right to exercise all the Option as of the termination date, the Shares related to the part of the Option which is not exercisable shall be counted into this Plan again. If the Option Holder is not able to exercise his/her Option within the term provided for herein after the Service Provider relationship is terminated, the Option shall be terminated and the relevant Shares shall be counted into this Plan again.

4. Decease of the Option Holder

If an Option Holder is deceased when in position of a Service Provider, the manager of the deceased property of such Option Holder or the person who obtained such Option exercise right through bequeath or inheritance may exercise the Option which has been granted and entitled as of the decease date within the term provided for in the Option Agreement [not less than six (6) months], but shall not later than the Option expiration term stated in the Option Agreement. If there is no specific time stated in the Option Agreement, the Option may be exercised within twelve (12) months after the Option Holder’s Service Provider relationship is terminated. If the Option Holder is not granted with the right to exercise all the Option as of the decease date, the Shares related to the part of the Option which is not exercisable shall be counted into this Plan again. If the Option Holder is not able to exercise his/her Option within the term provided for herein after the Service Provider relationship is terminated, the Option shall be terminated and the relevant Shares shall be counted into this Plan again.

5. Provisions on purchasing back

The Compensation Committee may issue and offer at any time, pursuant to the terms and conditions it determines and informs the Option Holder when the purchasing back offer is issued, to purchase back the Option granted in the past with cash or Shares.

X. NONTRANSFERABLE OF THE OPTION AND THE STOCK PURCHASE RIGHT

Unless through wills or canons of descent, the Stock Purchase Right of the Option can not be sold, pledged, given, mortgaged, transferred or disposed in other forms and the Option and the Stock Purchase Right shall only be exercised by the Option Holder before he/she is deceased.

XI. STOCK PURCHASE RIGHT

1. Purchase right

The Stock Purchase Right may be granted solely or together with the rights and interests granted hereby and/or the cash award outside this Plan. After the Compensation Committee determines to issue the offer of the Stock Purchase Right pursuant to this Plan, the officers of the Company shall inform, in writing or electronic forms, the offeree with the terms, conditions and restrictions related to the offer, including the amount and price of the Shares such person is entitled to purchase and the term of commitment to the offer by such person.

2. Purchased back Option

Unless otherwise determined by the Compensation Committee, the purchase agreement of the Transfer Restricted Shares shall grant the Company a purchase back Option, and such purchase back Option will become exercisable when the subscriber voluntarily or involuntarily terminates his/her service with the Company for whatsoever reason (including decease or disability). The price of the Shares to be purchased back pursuant to the purchase agreement of the Transfer Restricted Shares shall be the original price that the subscriber paid to such Shares and can be paid by deducting the debts of the subscriber to the Company. The purchase back Option shall become invalid at the ratio determined by the Compensation Committee. Other than the Shares subscribed by the Directors and the Consultants, within five (5) years from it is subscribed, the purchase back Option becoming invalid every year shall not be less than twenty percent (20%).

3. Other provisions

The purchase agreement of the Transfer Restricted Shares may include other terms, provisions and conditions which do not conflict with this Plan. The Compensation Committee shall determine the conflict at its sole discretion.

4. The rights of shareholders

Once the Stock Purchase Right is exercised, the purchaser shall enjoy the same rights as the shareholders do, and when such purchase is registered in the records of the transfer agent duly authorized by the Company, such purchase will become a shareholder. Unless otherwise provided for in Section XII below, dividend and other rights registered before the exercise date of the Stock Purchase Right will not be adjusted.

XII. ADJUSTMENT AFTER CHANGE OF SHARE CAPITAL, ACQUISITION OR ASSETS SALE

1. Change of share capital

Subject to any action required by the shareholders of the Company, the amount of Shares involved in the Option or Stock Purchase Right to be exercised, the amount of Ordinary Shares which has been authorized for issuing but is not granted with the Stock Purchase Right after the Option pursuant to this Plan or the amount of Ordinary Shares which is counted into this Plan again due to cancellation of the Option or Stock Purchase Right or expiration and the price of each Ordinary Share in connection with such Option or Stock Purchase Right to be exercised shall be adjusted pro rata to fit the change of the amount of Ordinary Shares issued due to Ordinary Shares restructuring or the change of the amount of other Ordinary Shares realized without receiving the consideration by the Company. Any conversion of the convertible securities of the Company shall not be deemed as “realized without receiving the consideration”. Such adjustment shall be done by the Board and its determination shall be final and binding. Unless specified herein, any class of shares issued by the Company or securities which can be converted into any class of Shares shall not affect the amount or price of the Ordinary Shares under Option or Stock Purchase Right and such amount or price shall not be adjusted due to the aforesaid reasons.

2. Winding up and liquidation

When the Company is suggested to be wound up or liquidated, the Compensation Committee shall inform the Option Holders as early as possible before the effective date of the action of such suggestion. The Compensation Committee is entitled to make such provision that the Option Holder is entitled to exercise the Option or the Stock Purchase Right of the Optioned Shares involved (including the Shares which were unable to exercise the Option or Stock Purchase Right with other methods) until fifteen (15) days before the suggested action comes into effect. In addition, the Compensation Committee may also provide that if the proposed winding up or liquidation of the Company takes place at the expected time and in the expected manner, any Company purchase back Option exercisable to the Shares subscribed when the Option or the Stock Purchase Right is exercised shall become invalid. The part of an Option or Stock Purchase Right which is unexercised previously may be continue to exercise until such proposed action is completed.

3. Acquisition or assets sale

When the Company acquires other company, acquired by other company or all of its material assets are sold, the Option Holder shall be entitled to implement the exercise right or Stock Purchase Right of all the Optioned Shares granted, including the Shares were not able to be exercised with other methods; or with the consent of the Option Holder and its successor, to be succeed by the successor of the Company or its Parent Company or Subsidiaries, or to be replaced by the same Option or rights of the successor of the Company or its Parent Company or Subsidiaries. When there is acquisition or assets sale, if all of the Option or the Stock Purchase Right is authorized to be exercised instead of being succeeded or replaced, the Compensation Committee shall inform the Option Holder in writing or electronic form that the Option or the Stock Purchase Right may be exercised within fifteen (15) days after the issuing of the notice and shall become terminated when such term expired. Within the scope of this paragraph, if after the acquisition or assets sale, the Option or the right of the Optioned Shares which was under the Option or the Stock Purchase Right is granted with a right, i.e. the right to purchase or obtain the consideration to be obtained by the shareholders of Ordinary Shares from such transaction on such date that the acquisition or the assets sale takes place (whether in Shares, cash or in the form of other securities or properties; if the shareholders are entitled to select the form of the consideration, the form selected by the shareholders holding the most outstanding Shares shall prevail), such Option or Stock Purchase Right shall be deemed to have been succeeded; if all the consideration obtained from the acquisition or the assets sale is not the Ordinary Share of the successor or its Parent Company, the Compensation Committee, with the consent of the successor, may provide that with respect to all the Optioned Shares under such Option or Stock Purchase Right, the consideration obtained from the exercise of the Option or the Stock Purchase Right shall be converted into the Ordinary Shares of the successor or its Parent Company according to the Reasonable Market Price of the consideration of each share obtained by the shareholders of Ordinary Shares from the acquisition or the assets sale.

4. If the adjustment or replacement provided for in this Section XII will result in nonintegral shares with Option, the Company shall pay to the Option Holder a sum of cash, the total value of which shall be equal to the amount the percentage of the nonintegral share in an integral share multiplies the Reasonable Market Price of each integral share on the date that such nonintegral share were to be issued, to replace the issue of the nonintegral share.

5. The adjustment under this Section XII shall be made by the Compensation Committee and the relevant determination shall be final and binding upon each party.

XIII. TIME OF GRANTING THE OPTION AND STOCK PURCHASE RIGHT

Under any circumstance, the date granting the Option or the Stock Purchase Right shall be the date on which the Compensation Committee determines to grant such Option or Stock Purchase Right or such other date determined by the Compensation Committee. The notice of such determination shall be delivered, within a reasonable period after such grant, to each Service Provider expected to obtain such Option or Stock Purchase Right.

XIV. AMENDMENT AND TERMINATION OF THE PLAN

1. Amendment and termination

The Board may amend, revise, suspend or terminate this Plan at any time.

2. Approval of the shareholders

Any amendment to this Plan made by the Board shall obtain the approval of the shareholders within the scope of the Proper Laws.

3. The enforceability of termination after amendment

Unless otherwise agreed by the Option Holder and the Compensation Committee through discussion, any amendment, revision, suspension or termination shall not be harmful to the rights of any Option Holder. The termination of this Plan shall not affect the Compensation Committee’s ability to exercise the right of the Option granted hereunder before the termination of this Plan according to the authorization hereof.

XV. PREREQUISITE OF THE STOCK ISSUE

1. Compliance with the Laws

The issuing of shares due to the exercise of Option shall comply with the provisions under the Proper Laws with respect to the exercise of such Option and the issuing and delivery of such Shares and shall further obtain the recognition of the Company’s legal counsel with respect to such compliance.

2. The action of payment of cash pursuant to this Plan shall be subject to all the Proper Laws, rules and regulations.

3. Investment representation

As a condition of exercising the Option, the Compensation Committee may require the exerciser to make the following representations and warranties: he/she subscribes such Shares only for investment and there is no intention to sell or distribute such Shares when subscribing them.

XVI. DISABLE TO OBTAIN THE AUTHORIZATION

If the Company is not able to obtain the authorization from any competent authority, the liability of the Company resulting from not able to issue or sell such unauthorized Shares shall be exempted.

XVII. GENERAL RIGHT RESERVATION

1. As a condition of exercising the Option or obtain the Shares pursuant to this Plan, the Company may require any person who is expected to obtain the Option to give a written warranty with the form and content satisfying the Company and its legal counsel: the person subscribes the Shares obtained by exercising the Option for personal investment and he/she has no intention to sell or distribute such Shares when subscribing them; and other warranties deemed by the Company to be necessary and appropriate according to the applicable Securities Laws.

2. The Compensation Committee may determine that the Shares issued due to the exercise of the Option, in certain circumstances, shall be subject to the restriction of first refusal of the Company to such Shares; such restriction may survive the termination of the employment of the Option Holder by the Company.

XVIII. SHAREHOLDERS’ APPROVAL

To make it effective, this Plan shall be approved by the shareholders within twelve (12) months after adopted. Such approval shall comply with the extent and form required by the Proper Laws.

XIX. WITHHOLDING TAX

The obligation of the Company to deliver the Shares when an Option or Stock Purchase Right is exercised shall be subject to the satisfaction of federal, state and local income taxes and other tax regulations applied to such competent district.

When the Option is exercised by the Option Holder, the Compensation Committee shall be entitled to decide at its sole discretion that it is allowed that the Option Holder pays all or part of the withholding tax in the form of transferring to the Company or instructing the Company to retain from the Shares to be issued to the Option Holder. The value of the Shares to be retained shall be based on the Reasonable Market Price determined by the Compensation Committee on the day that the amount of the withholding tax is determined.

XX. NON-EXCLUSIVE OF THIS PLAN

The action of the Board to pass this Plan and to submit it to the shareholders of the Company for approval shall not be interpreted as the restriction of the Board’s right to pass other or additional incentive or compensation mechanism (whatever nature of such mechanism) it deems to be necessary and appropriate; and it shall not be interpreted as the restriction of the Board’s right to exclude or restrict the following plan, measure or arrangement: the principle and arrangement duly implemented by the Company or any of its Parent Company or Subsidiaries with respect to payment of reward, the additional interests of the reward or any additional interests in connection with all the Employees or any kind of Employees, including but not limited to any retirement, pension, savings and Share subscription plan, insurance, the interests of decease and disability and short term incentive plan.